Exhibit 10.67

ACQUISITION ADVISORY AGREEMENT

THIS ACQUISITION ADVISORY AGREEMENT (“Agreement”) is made and entered into as of the 1st day of January, 2005, by and between WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (the “Wells REIT”), and WELLS CAPITAL, INC., a Georgia corporation (the “Acquisition Advisor”).

W I T N E S S E T H

WHEREAS, Wells REIT has issued shares of its common stock, par value $.01, to the public, has registered with the Securities and Exchange Commission certain additional shares of its common stock to be offered to the public (“Shares”) and may subsequently issue securities other than such Shares (“Securities”);

WHEREAS, Wells REIT intends to continue to qualify as a REIT (as defined below), and to invest its funds in investments permitted by the terms of Wells REIT’s Articles of Incorporation and Sections 856 through 860 of the Code (as defined below);

WHEREAS, Wells OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of Wells REIT;

WHEREAS, Wells REIT desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Acquisition Advisor and to have the Acquisition Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of Wells REIT all as provided herein; and

WHEREAS, Acquisition Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1. Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

Acquisition Advisor. Wells Capital, Inc., a Georgia corporation, or any person or entity to which Wells Capital, Inc. or any successor advisor assigns or subcontracts substantially all of its functions hereunder.

Acquisition and Advisory Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any person or entity to any other person or entity (including any fees or commissions paid by or to any Affiliate of Wells REIT or the Acquisition Advisor) in connection with purchase, development or construction of any Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature.

Acquisition Expenses. Any and all expenses incurred by Wells REIT, the Acquisition Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

Affiliate or Affiliated. As to any individual, corporation, partnership, trust, limited liability company or other legal entity, (i) any Person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another Person or entity; (ii) any Person or entity, directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person or entity; (iii) any officer, director, general partner or trustee of such Person or entity; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; and (v) if such other Person or entity is an officer, director, general partner, or trustee of a Person or entity, the Person or entity for which such Person or entity acts in any such capacity.

Articles of Incorporation. The Articles of Incorporation of Wells REIT under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of Wells REIT invested, directly or indirectly, in Properties and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of Wells REIT, whether they be the Directors named therein or additional or successor Directors.

Bylaws. The bylaws of Wells REIT, as the same are in effect from time to time.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Acquisition Advisor or material breach of this Agreement.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Competitive Real Estate Commission. A real estate or brokerage commission for the purchase of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.

Director. A member of the Board of Directors of Wells REIT.

Employee Expenses. Employee Expenses is defined in Section 9(a)(vi).

Equity Interest. The stock of or other interests in, or warrants or other rights to purchase the stock of or other interests in, any entity that has borrowed money from Wells REIT or that is a tenant of Wells REIT or that is a parent or controlling Person of any such borrower or tenant.

Equity Shares. Transferable shares of beneficial interest of Wells REIT of any class or series, including common shares or preferred shares.

Existing Portfolio Properties. All Properties owned by Wells REIT, Wells OP or any subsidiary thereof, or in which any such entity owns an interest, on December 31, 2004.

Gross Proceeds. The aggregate purchase price of all Shares sold for the account of Wells REIT through an Offering, without deduction for selling commissions, volume discounts, any dealer manager or marketing support fees, due diligence expense reimbursements or Organization and Offering Expenses.

Improvements. Buildings, structures, equipment from time to time located on the Properties and all parking and common areas located on the Properties.

Independent Director. A Director who is not and within the last two years has not been directly or indirectly associated with the Acquisition Advisor by virtue of (i) ownership of an interest in the Acquisition Advisor or its Affiliates, (ii) employment by the Acquisition Advisor or its Affiliates, (iii) service as an officer or director of the Acquisition Advisor or its Affiliates, (iv) performance of services, other than as a Director, for Wells REIT, (v) service as a director or trustee of more than three real estate investment trusts advised by the Acquisition Advisor, or (vi) maintenance of a material business or professional relationship with the Acquisition Advisor or any of its Affiliates. A business or professional relationship is considered material if the gross revenue derived by the Director from the Acquisition Advisor and Affiliates exceeds 5.0% of either the Director’s annual gross revenue during either of the last two years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Acquisition Advisor, any of its Affiliates, or Wells REIT.

Joint Ventures. Any joint venture or general partnership arrangements established to acquire Properties in which Wells REIT or Wells OP, or any subsidiary thereof, is a co-venturer, general partner or joint venture partner with another Person.

Listing. The listing of the Shares of Wells REIT on a national securities exchange or over-the-counter market.

Managing Dealer. Wells Investment Securities, Inc., an Affiliate of Wells REIT, or such entity selected by the Board of Directors to act as the managing dealer for an Offering. Wells Investment Securities, Inc. is a member of NASD, Inc.

Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of Wells REIT’s assets.

Offering. Any public offering of Shares which is registered with the Securities and Exchange Commission, including Shares offered and sold pursuant to Wells REIT’s dividend reinvestment plan.

Operating Expenses. All costs and expenses incurred by Wells REIT, as determined under generally accepted accounting principles, which in any way are related to the operation of Wells REIT or to Wells REIT business, including advisory fees, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) Acquisition and Advisory Fees and Acquisition Expenses, and other expenses connected with the acquisition of real estate interests, mortgage loans or other property and (vi) real estate commissions on the sale of Property, and other expenses connected with the acquisition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

Organizational and Offering Expenses. Any and all actual legal, accounting, printing and other accountable Offering costs and expenses, other than selling commissions and the dealer manager fee, including amounts to reimburse the Acquisition Advisor for all marketing related costs and expenses, including, but not limited to, salaries and direct expenses of the Acquisition Advisor’s employees while engaged in registering and marketing the Shares and other marketing and organization costs, technology costs and expenses attributable to an Offering, costs and expenses of conducting educational conferences and seminars, payment or reimbursement of bona fide due diligence expenses, and costs and expenses incurred by the Acquisition Advisor or any Affiliate for attending retail seminars conducted by broker-dealers. The Organizational and Offering Expenses paid by Wells REIT in connection with any Offering will not exceed 3.0% of the Gross Proceeds raised in such Offering.

Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof.

Property or Properties. All real estate properties, or interests in real estate properties, owned by Wells OP or Wells REIT, or any subsidiary thereof, or in which Wells OP, Wells REIT or any subsidiary thereof owns an interest, and all tracts acquired by Wells OP or Wells REIT, or any subsidiary thereof in the future or in which Wells OP, Wells REIT or any subsidiary thereof owns an interest, containing income-producing Improvements or on which Wells OP or Wells REIT, or any subsidiary thereof, will construct income-producing Improvements.

Prospectus. “Prospectus” has the meaning set forth in Section 2(10) of the Securities Act of 1933, as amended (the “Securities Act”), including a preliminary Prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Registration Statement. The most currently filed Registration Statement on Form S-11, or other applicable Form, with the Securities and Exchange Commission, of which the Prospectus is a part.

REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.

Securities. Any Equity Shares, as such term is defined in Wells REIT’s Articles of Incorporation, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Shares. Any shares of Wells REIT’s common stock, par value $.01 per share, which are issued and currently outstanding.

Stockholders. The record holders of Wells REIT’s Shares as maintained in Wells REIT’s books and records.

Termination Date. The date of termination of the Agreement.

2%/25% Guidelines. The requirement pursuant to the guidelines of the North American Securities Administrators Association, Inc. that, in any 12 month period, total Operating Expenses not exceed the greater of 2% of Wells REIT’s Average Invested Assets during such 12 month period or 25% of Wells REIT’s Net Income over the same 12 month period.

Wells OP. Wells Operating Partnership, L.P., a Delaware limited partnership formed to own and operate properties on behalf of Wells REIT.

Wells REIT. Wells Real Estate Investment Trust, Inc., a corporation organized under the laws of the State of Maryland.

2. Appointment of Acquisition Advisor. Wells REIT hereby appoints the Acquisition Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Acquisition Advisor hereby accepts such appointment on the terms and conditions hereinafter set forth.

3. Duties of the Acquisition Advisor. The Acquisition Advisor undertakes to use its best efforts to present to Wells REIT potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of Wells REIT as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Prospectus, Articles of Incorporation and Bylaws of Wells REIT, the Acquisition Advisor shall, either directly or by engaging an Affiliate engage in the following activities:

(a)	Capital Raising Functions.

(i)	Manage and supervise any Offering;

(ii)	Manage and supervise the preparation of all Offering and related registrations and documents, and obtain all required regulatory approvals of such documents, including but not limited to approvals from the Securities and Exchange Commission, the NASD and any other applicable regulatory agencies;

(iii)	Manage and supervise the coordination of the due diligence process relating to participating broker-dealers and their review of the Prospectus and other Offering documents;

(iv)	Coordinate with Wells Investment Securities, Inc., or any successor dealer manager, under any applicable dealer manager agreement;

(v)	Review and accept subscription agreements from investors on behalf of Wells REIT; and

(vi)	Prepare confirmations of sales of Shares to Stockholders.

(b)	Property Related Functions.

(i)	Investigate, select, and, on behalf of Wells REIT, engage and conduct business with such Persons as the Acquisition Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Acquisition Advisor, and Persons acting in any other capacity deemed by the Acquisition Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of Wells REIT with any of the foregoing;

(ii)	Consult with the officers and the Board of Wells REIT and assist the Board in the formulation and implementation of Wells REIT’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of Wells REIT and in connection with any borrowings proposed to be undertaken by Wells REIT;

(iii)	Locate, analyze and select potential investments in Properties; structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties will be made; recommend investments in Properties on behalf of Wells REIT or Wells OP in compliance with the investment objectives and policies of Wells REIT; and arrange for financing, loan assumptions or loan modifications relating to the acquisition of Properties and make other changes in the asset or capital structure of Properties;

(iv)	Provide the Board with periodic reports regarding prospective investments in Properties;

(v)	Obtain reports (which may be prepared by the Acquisition Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of Wells REIT in Properties;

(vi)	Obtain the prior approval of the Board (including a majority of the Independent Directors) for investments in Properties;

(vii)	Deliver to or maintain on behalf of Wells REIT copies of all appraisals obtained in connection with the investments in Properties; and

(viii)	Notify the Board of all proposed material transactions before they are completed.

(c)	Transfer Agent Functions.

(i)	Maintain and preserve the stock books and records of Wells REIT, reflecting a record of the Stockholders and their ownership of Wells REIT’s uncertificated Shares and acting as transfer agent for Wells REIT’s uncertificated Shares; and

(ii)	Administer, manage and maintain stock transfers in a diligent, careful and vigilant manner in accordance with the Exchange Act rules and regulations applicable to registered transfer agents, and the services shall be of the scope and quality of those generally performed by professional transfer agents of other similar corporate entities.

(d)	Stockholder Communications Functions.

(i)	Manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications to Stockholders; and

(ii)	Establish technology infrastructure to assist in providing Stockholder support and service.

(e)	Other Functions.

(i)	From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Acquisition Advisor’s performance of services to Wells REIT under this Agreement; and

(ii)	Do all things necessary to assure its ability to render the services described in this Agreement.

(f) Right to Subcontract. Acquisition Advisor shall have the right to subcontract any of its duties or obligations to provide services to Wells REIT hereunder to an Affiliate or independent third-party provider at no additional cost or expense to Wells REIT.

4. Authority of Acquisition Advisor.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 6), and subject to the continuing and exclusive authority of the Board over the management of Wells REIT, the Board hereby delegates to the Acquisition Advisor the authority to (1) locate, analyze and recommend investment opportunities, (2) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for Wells REIT or Wells OP, (3) acquire Properties in compliance with the investment objectives and policies of Wells REIT, and (4) arrange for financing of Properties.

(b) Notwithstanding the foregoing, any investment in Properties, including any acquisition of Property by Wells REIT or Wells OP (as well as any financing acquired by Wells REIT or Wells OP in connection with such acquisition), will require the prior approval of the Board.

(c) If a transaction requires approval by the Independent Directors, the Acquisition Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the Property.

The prior approval of a majority of the Independent Directors and a majority of the Board not otherwise interested in the transaction will be required for each transaction with the Acquisition Advisor or its Affiliates.

The Board may, at any time upon the giving of notice to the Acquisition Advisor, modify or revoke the authority set forth in this Section 4. If and to the extent the Board so modifies or revokes the authority contained herein, the Acquisition Advisor shall henceforth submit to the Board for prior approval such proposed transactions involving investments in Properties as thereafter require prior approval, provided however, that such modification or revocation shall be effective upon receipt by the Acquisition Advisor and shall not be applicable to investment transactions to which the Acquisition Advisor has committed Wells REIT prior to the date of receipt by the Acquisition Advisor of such notification.

5. Other Services. Should the Board request that the Acquisition Advisor or any director, officer or employee thereof render services for Wells REIT other than set forth in Section 3 and Section 4 hereof, such services shall be separately compensated at such rates and in such amounts as are agreed by the Acquisition Advisor and the Independent Directors of Wells REIT, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

6. Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Acquisition Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of Wells REIT as a REIT, (b) subject Wells REIT to regulation under the Investment Wells REIT Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over Wells REIT, its Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of Wells REIT, except if such action shall be ordered by the Board, in which case the Acquisition Advisor shall notify promptly the Board of the Acquisition Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Acquisition Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Acquisition Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Acquisition Advisor’s Affiliates shall not be liable to Wells REIT or to the Board or Stockholders for any act or omission by the Acquisition Advisor, its directors, officers or employees, or stockholders, directors or officers of the Acquisition Advisor’s Affiliates, except as provided in Sections 20 and 21 of this Agreement.

7. Other Activities of the Acquisition Advisor. Nothing herein contained shall prevent the Acquisition Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Acquisition Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Acquisition Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Acquisition Advisor may, with respect to any investment in which Wells REIT is a participant, also render advice and service to each and every other participant therein. The Acquisition Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or is anticipated to create a conflict of interest between the Acquisition Advisor’s obligations to Wells REIT and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Acquisition Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. If Acquisition Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as Wells REIT, it shall be the duty of the Board (including the Independent Directors) to adopt the method set forth in the Registration Statement or another reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to Wells REIT.

The Acquisition Advisor shall be required to use its best efforts to present a continuing and suitable investment program to Wells REIT which is consistent with the investment policies and objectives of Wells REIT, but neither the Acquisition Advisor nor any Affiliate of the Acquisition Advisor shall be obligated generally to present any particular investment opportunity to Wells REIT even if the opportunity is of character which, if presented to Wells REIT, could be taken by Wells REIT. In the event that the Acquisition Advisor or its Affiliates is presented with a potential investment which might be made by Wells REIT and by another investment entity which the Acquisition Advisor or its Affiliates advises or manages, the Acquisition Advisor shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both Wells REIT and a public or private entity which the Acquisition Advisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity.

8. Fees. The Acquisition Advisor shall receive, as compensation payable by Wells REIT for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Acquisition and Advisory Fees and reimbursement of Acquisition Expenses in an amount equal to 3.5% of Gross Proceeds (exclusive of Gross Proceeds received from Wells REIT’s dividend reinvestment plan which are used to fund share repurchases pursuant to Wells REIT’s share redemption program).

9. Expenses.

(a) Except as otherwise specifically provided, all costs and expenses incurred hereunder by Acquisition Advisor in fulfilling its duties to Wells OP shall be on behalf of Wells OP or Wells REIT. In addition to the compensation paid to the Acquisition Advisor pursuant to Section 8 hereof, Wells REIT shall pay directly or reimburse the Acquisition Advisor for all of the expenses paid or incurred by the Acquisition Advisor in connection with the services it provides to Wells REIT pursuant to this Agreement, including, but not limited to:

(i)	Wells REIT’s Organizational and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Acquisition Advisor shall reimburse Wells REIT for any Organizational and Offering Expenses reimbursement received by the Acquisition Advisor pursuant to this Section 9, to the extent that such reimbursement exceeds 3.0% of the Gross Proceeds. The Acquisition Advisor shall be responsible for the payment of all Wells REIT’s Organizational and Offering Expenses in excess of 3.0% of the Gross Proceeds;

(ii)	Acquisition Expenses actually incurred in connection with the selection and acquisition of Properties;

(iii)	Actual cost of goods and services used by Wells REIT and obtained from entities not affiliated with the Acquisition Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of securities;

(iv)	Expenses associated with the issuance and distribution of Shares and Securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, registration fees, and other Organization and Offering Expenses;

(v)	Expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(vi)	Reasonable wages and salaries and other employee-related expenses of employees of Acquisition Advisor who are directly engaged in performing any services provided to Wells REIT pursuant to this Agreement, including taxes, insurance and benefits relating to such employees (“Employee Expenses”); and

(vii)	Legal, travel and other out-of-pocket expenses which are directly related to services performed under this Agreement.

The determination as to whether a cost or expense is of a type or nature that is reimbursable by Wells REIT shall be made in a manner consistent with the practices in effect as of the effective date hereof, except for costs or expenses otherwise specifically approved for reimbursement by a majority of the Independent Directors of Wells REIT.

(b) Notwithstanding the above, and except for reimbursement of additional Employees Expenses otherwise specifically approved for reimbursement by a majority of the Independent Directors of Wells REIT, the sum of (i) reimbursements to the Acquisition Advisor for Employee Expenses; plus (ii) reimbursements of Employee Expenses to the Asset Advisor pursuant to Section 9 of that certain Asset Management Advisory Agreement of even date herewith; plus (iii) reimbursements to Wells Management Company, Inc. of Employee Expenses under Section 3.1 of that certain Master Property Management, Leasing and Construction Management Agreement of even date herewith, but only to the extent that such Employee Expenses under said Master Property Management, Leasing and Construction Management Agreement relate specifically to Existing Portfolio Properties which are being managed by Wells Management Company, Inc. on the effective date hereof, shall not exceed $8,240,000 in the aggregate in any fiscal year.

(c) Expenses incurred by the Acquisition Advisor on behalf of Wells REIT and payable pursuant to this Section 9 shall be reimbursed no less than monthly to the Acquisition Advisor. The Acquisition Advisor shall prepare a statement documenting the expenses of Wells REIT during each quarter, and shall deliver such statement to Wells REIT within 45 days after the end of each quarter.

10. Fidelity Bond. Acquisition Advisor shall maintain a fidelity bond for the benefit of Wells REIT which bond shall insure Wells REIT from losses of up to $5,000,000 per occurrence and shall be of the type customarily purchased by entities performing services similar to those provided to Wells REIT by the Acquisition Advisor.

11. Reimbursement to the Acquisition Advisor. Wells REIT shall not reimburse the Acquisition Advisor and its Affiliates at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Any Excess Amount paid to the Acquisition Advisor during a fiscal quarter shall be repaid to Wells REIT. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified, based on unusual and nonrecurring factors which they deem sufficient, the Excess Amount may be carried over and included in Operating Expenses in subsequent Expense Years, and reimbursed to the Acquisition Advisor in one or more of such years, provided that Operating Expenses in any Expense Year, including any Excess Amount to be paid to the Acquisition Advisor, shall not exceed the 2%/25% Guidelines. Within 60 days after the end of any fiscal quarter of Wells REIT for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, there shall be sent to the stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board of Directors. Wells REIT will not reimburse the Acquisition Advisor or its Affiliates for services for which the Acquisition Advisor or its Affiliates are entitled to compensation in the form of a separate fee. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

12. Term; Termination of Agreement.

(a) Term. This Agreement shall commence effective January 1, 2005, and shall continue until terminated in accordance with the earliest to occur of the following:

(i)	One year from the date of the commencement of the term hereof. However, this Agreement will be automatically extended for an additional one-year period at the end of each year unless Wells REIT or Acquisition Advisor gives sixty (60) days written notice of its intention to terminate the Agreement; or

(ii)	Immediately upon the occurrence of any of the following:

a)	A decree or order is rendered by a court having jurisdiction (1) adjudging Acquisition Advisor as bankrupt or insolvent, or (2) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Acquisition Advisor under the federal bankruptcy laws or any similar applicable law or practice, or (3) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Acquisition Advisor or a substantial part of the property of Acquisition Advisor, or for the winding up or liquidation of its affairs; or

b)	Acquisition Advisor (1) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (2) consents to the filing of a bankruptcy proceeding against it, (3) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (4) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (5) makes an assignment for the benefit of creditors, (6), is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of Wells REIT, or (7) takes corporate or other action in furtherance of any of the aforesaid purposes.

Upon termination, the obligations of the parties hereto shall cease, provided that Acquisition Advisor shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due Acquisition Advisor hereunder up to the date of such termination, and provided, further, that if this Agreement terminates pursuant to clause (ii) above, Wells REIT shall have other remedies as may be available at law or in equity.

13. Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (upon approval of a majority of the Independent Directors of Wells REIT in the case of termination of this Agreement by Wells REIT).

14. Payments to and Duties of Acquisition Advisor upon Termination.

(a) After the Termination Date, Acquisition Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from Wells REIT within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to Acquisition Advisor prior to termination of this Agreement.

(b) The Acquisition Advisor shall promptly upon termination:

(i)	Pay over to Wells REIT all money collected and held for the account of Wells REIT pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)	Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)	Deliver to the Board all assets and documents of Wells REIT then in the custody of the Acquisition Advisor;

(iv)	Transfer and assign to Wells REIT, or its designee, all service contracts and personal property relating to the services provided under this Agreement; and

(v)	Cooperate with Wells REIT to provide an orderly management transition.

15. Relationship with Directors. Directors, officers and employees of the Acquisition Advisor or an Affiliate of the Acquisition Advisor or any corporate parents of an Affiliate, or directors, officers or stockholders of any director, officer or corporate parent of an Affiliate may serve as a Director and as officers of Wells REIT, except that no director, officer or employee of the Acquisition Advisor or its Affiliates who also is a Director or officer of Wells REIT shall receive any compensation from Wells REIT for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board.

16. Relationship of Acquisition Advisor and Wells REIT. Wells REIT and the Acquisition Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Acquisition Advisor under this Agreement is that of an independent contractor.

17. Bank Accounts. The Acquisition Advisor may establish and maintain one or more bank accounts in its own name for the account of Wells REIT or in the name of Wells REIT and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of Wells REIT, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Acquisition Advisor; and the Acquisition Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of Wells REIT.

18. Records; Access. The Acquisition Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of Wells REIT, at any time or from time to time during normal business hours. The Acquisition Advisor shall at all reasonable times have access to the books and records of Wells REIT.

19. Assignment. The Acquisition Advisor shall have the right to assign this Agreement to a successor organization which carries on the affairs of and assumes the duties and obligations of the Acquisition Advisor hereunder, and provided that following such assignment, the persons who control the operations of the Acquisition Advisor immediately prior to such assignment also control the operations of such successor organization, including the performance of its duties under this Agreement. In addition, for the purpose of obtaining financing, Acquisition Advisor may collaterally assign its right to receive fees under this Agreement and, upon the receipt of written notice from any such assignee that Acquisition Advisor is in default pursuant to the terms of any such financing, Wells OP shall pay any fees otherwise payable to Acquisition Advisor pursuant to Section 8 of this Agreement to such assignee. Except as set forth above, this Agreement may not be assigned by the Acquisition Advisor without the written consent of Wells REIT. This Agreement may not be assigned by Wells REIT without the written consent of the Acquisition Advisor, except in the case of an assignment by Wells REIT to a corporation, trust or other organization which is a successor in interest to Wells REIT. Any assignment of this Agreement shall be binding upon the assignee in the same manner and the assignor is bound hereunder.

20. Indemnification by Wells REIT. Wells REIT shall indemnify and hold harmless the Acquisition Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of Wells REIT. Notwithstanding the foregoing, the Acquisition Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 20 for any activity which the Acquisition Advisor shall be required to indemnify or hold harmless Wells REIT pursuant to Section 21. Any indemnification of the Acquisition Advisor may be made only out of the net assets of Wells REIT and not from Stockholders.

21. Indemnification by Acquisition Advisor. The Acquisition Advisor shall indemnify and hold harmless Wells REIT from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Acquisition Advisor’s bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties; provided, however, that the Acquisition Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Acquisition Advisor.

22. Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 22.

To the Board and to Wells REIT:	Wells Real Estate Investment Trust, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092-3365

To Acquisition Advisor:	Wells Capital, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092-3365

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 22.

23. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

24. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

25. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

27. Indulgences, not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28. Disputes. If there shall be a dispute between the parties relating to this Agreement resulting in litigation, the prevailing party(ies) in such litigation shall be entitled to recover from the other party(ies) to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

29. Activities of Acquisition Advisor. The obligations of Acquisition Advisor pursuant to the terms and provisions of this Agreement shall not be construed to preclude Acquisition Advisor from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Wells REIT or the business of Wells REIT.

30. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

31. Titles not to Affect Interpretation. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

32. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Acquisition Advisory Agreement on the 30th day of December, 2004, to be effective as of the date first above written.

WELLS REIT

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
Leo F. Wells, III
President

ACQUISITION ADVISOR:

WELLS CAPITAL, INC.

By:
Douglas P. Williams
Senior Vice President